December 9, 2013
Personal & Confidential

Mr. Rajesh K. Shah
*******
*******

Dear Rajesh:

This letter is intended to update, clarify and supersede your offer letter of November 26, 2013.

I am pleased to offer you the opportunity to join us as Senior Vice President, and Chief Financial Officer at a bi-weekly salary of $15,384.62 (annualized at $400,000). This position will report directly to Rainer Jueckstock, Chief Executive Officer, Powertrain and Kevin Freeland, Chief Executive Officer, Vehicle Component Systems (VCS), and is based in our Southfield, Michigan World Headquarters.

During the term of your employment, you will participate in the annual Management Incentive Plan (MIP), with a target bonus of 70% of base salary, in accordance with the terms of the plan. Payments under this plan are granted at the discretion of the Board of Directors based on factors that include both Company financial and individual performance. Bonus payments are usually made in the first quarter of the following calendar year. The payout range is between 0 and 175% of Target, depending on performance. To be eligible for a bonus payment, you must be an active employee on the date the bonus is paid. For the fiscal year 2014, you will be awarded a minimum MIP payout of $125,000 to be paid at the normal time MIP payouts are made. All your compensation is subject to deductions as required by law.

You will be eligible to participate in the Company’s benefit plans subject to such plans’ terms. In addition, you will receive the following perquisites:

Welcome Bonus: You will receive a sign-on bonus of $25,000 (gross) with the first payday following your start date.

Automobile Allowance: Equivalent to 4% of base

Umbrella Personal Liability Coverage: You will be covered by a personal liability policy for up to $5 million.

Tax Preparation: You will be eligible for a tax preparation reimbursement allowance of up to $3,200.

Vacation: You are eligible for 20 vacation days in 2014 and per year thereafter.

Strategic Incentive Program: Rajesh, you will be eligible to benefit from a Strategic Incentive Program (SIP) scheme, in lieu of LTIP eligibility, that will be tied directly to F-M’s financial and strategic performance versus established targets for the 2014, 2015 and 2016 calendar years. The total payout for this SIP is capped at $400,000 and the planned payout would be scheduled for March, 2017 but is subject to the following schedule:

◦	If employment period is 3 years (or greater), funding available and subject to performance evaluation equals $400,000.

◦	If employment period is less than 3 years, but more than 2 years, funding available and subject to performance evaluation equals 2/3rds of $400,000.

◦	If employment period is less than 2 years but more than 1 year, funding available and subject to performance evaluation equals 1/3rd of $400,000.

◦	If employment is terminated prior to 1 year, Mr. Shah would not be eligible for payment.

Rajesh, as a condition to your employment with the Company, you must first clear the Company’s drug test and sign the attached Confidentiality Agreement. In addition, this offer is contingent upon receipt of a completed and signed employment application, and satisfactory background investigation and reference check. A Company representative will contact you shortly regarding the drug testing process.

In addition, during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members.

Rajesh, the following provisions apply to your Federal-Mogul employment:

1.	Your employment is at will and may be terminated with or without Cause, and with or without notice, by you or by the Company at any time.

2.	The term of your employment is 24 months. Your employment may be extended for an additional 12 months upon a mutual written agreement between you and the Company.

3.
If the Company terminates your employment without Cause, then you are entitled to the following separation payment, provided that you sign a release of all claims against the Company and its employees and affiliates, in a form approved by the Company:

(a)     If the Company terminates your employment without Cause during the first 24 months of your employment, then you will receive a separation payment that is the lesser of either:

(1)	your base salary for the remainder of the 24-month employment term; or

(2)	six months of your base salary.

(b)    Alternatively, if your employment has been extended beyond the 24-month employment term, and the Company terminates your employment without Cause during the 12-month extension period, then you will receive a separation payment equal to six months of your base salary.

3.
If your employment ends for any reason other than your termination by the Company without Cause - including, but not limited to, your termination for Cause, your termination due to death or disability, your own voluntary termination of your employment, or the end of the 24-month employment term, or the 12-month extension term, without a written extension - then the Company shall provide you only with your base salary and benefits to the date of termination.

4.
The term “Cause” as used herein means the occurrence of any of the following events: (i) commission of a felony; (ii) the commission of an act of, or omission of an act that would constitute, willful and material malfeasance or gross negligence in the performance of duties on behalf of the Company; (iii) your breach of any material term or condition of this Letter Agreement; (iv) the commission of a willful act of material fraud, dishonest, misconduct, or misrepresentation; (v) any incident materially compromising your reputation or ability to represent the Company with the public; or (vi) the failure to substantially perform your job duties to the reasonable satisfaction of the Company's Chief Executive Officer.

5.	Termination of any kind will not relieve you from fulfilling the obligations of the Confidentiality Agreement.

Naturally, we will be happy to provide additional information and answer any questions you may have about any aspect of this offer.

Rajesh, we believe this is a significant opportunity that you will find rewarding and in which you can make a substantial contribution to meeting the challenges of the F-M organization.

Best regards,

Scott Pepin
Senior Vice President, Human Resources and EH&S

I accept and agree to these conditions of employment this ___ day of _________ 2013.

__________________________________________                                            Signature